Exhibit 10.4

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement of First Health FL LLC, a limited liability company organized pursuant to the Delaware Limited Liability Company Act (the “Company”), is entered into by and among (i) Joseph X. Xiras, Stuart Benson and Ryan Benson (each, a “Voting Member” and collectively, the “Voting Members”) and (ii) Smart for Life, Inc. (the “Non-Voting Member”). Each Voting Member and Non-Voting Member is referred to herein as a “Member” and collectively as, the “Members”.

ARTICLE I

ORGANIZATION

1.01 Formation. The Company has been organized as a Delaware limited liability company by the filing of its Certificate of Formation on January 26, 2024 (“Date of Formation”).

1.02 Purpose. The purposes of the Company are to engage in any activity that limited liability companies may engage in under the Delaware Limited Liability Company Act (the “Act”).

1.03 Term. The Company commenced its existence on the Date of Formation. The Company shall have perpetual existence unless sooner terminated in accordance with the provisions of this Agreement.

1.04 Name. The name of the Company is “First Health FL LLC” and all Company business shall be conducted under that name or such other names that comply with applicable law as the Voting Members may select from time to time.

1.05 Registered Agent. The name and address of the initial registered agent of the Company in the State of Delaware is set forth in the Certificate of Formation of the Company. The Voting Members may change the registered agent of the Company through the filing of an amendment to its Certificate of Formation.

1.06 Principal Office; Other Offices. The principal office of the Company shall be at such place as the Voting Members may designate from time to time, which need not be in the State of Delaware. The Company may change its principal office or have such other offices as the Voting Members may designate from time to time.

1.07 No State Law Partnership. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member shall be a partner or joint venturer of any other Member, for any purposes other than federal, state and local tax purposes, and the provisions of this Agreement shall not be construed otherwise.

1.08 Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company, except to the extent required under the Act with respect to amounts distributed to the Member at a time when the Company was insolvent or rendered insolvent by virtue of the distribution.

ARTICLE II

MEMBERSHIP INTERESTS; TRANSFERS

2.01 Members and Initial Ownership. The Members of the Company are listed on Exhibit A hereto; such Members have been admitted to the Company as Members effective as of the Date of Formation and have been credited with the percentage membership interests in the Company as set forth on Exhibit A. The membership interests in the Company held by the Non-Voting Member are non-voting (the “Non-Voting Membership Interests”) and shall have no right to vote on any matter; provided, however, to the extent the Non-Voting Membership Interests have the right to vote on any matter under applicable law, the Non-Voting Member hereby grants an irrevocable proxy to each Voting Member to vote the Non-Voting Membership Interests in the same manner as the membership interests in the Company are voted by the Voting Members.

2.02 Additional Contributions. No Member shall be obligated to make any additional contributions to the Company. If, however, a new or existing Member shall hereafter make any additional contribution to the Company (other than a contribution in cash which is pro rata among all existing Members), then the percentage membership interest allocated among the Members of the Company shall be adjusted to reflect the fair market value of the new contribution relative to the fair market value of the Company, as determined prior to the new contribution by the Voting Members.

2.03 Transfers. No Member shall transfer, sell, assign, gift, devise, pledge or hypothecate (collectively, “Transfer”) his or its membership interests in the Company without the express written consent of the Voting Members and subject to compliance with Section 2.04; provided, that, no consent shall be required for a Transfer by a Voting Member of all or a portion of his membership interests in the Company to a member of such Member’s Family Group (as defined below)(a “Permitted Transfer”); provided that such transferee agrees in writing to be bound by this Agreement by executing a joinder to this Agreement. Notwithstanding the foregoing, the Non-Voting Member may not Transfer the Non- Voting Membership Interests except pursuant to Section 2.05. Any violation by the Non-Voting Member of the immediately preceding sentence shall result in the automatic forfeiture of the Non-Voting Membership Interests. For purposes of this Agreement, the term “Family Group” means, with respect to a Voting Member that is an individual, (i) the spouse and issue of such individual (whether natural or adopted), (ii) the parents of such individual (whether natural or adopted), (iii) the siblings of such individual (whether natural or adopted), (iv) the descendants of such individual (whether natural or adopted), (v) the nieces and nephews of such individual and (vi) trusts or custodianships for the primary benefit of such Voting Member or members of such Voting Member’s Family Group.

2.04 Right of First Refusal. Prior to making any Transfer of membership interests in the Company (other than a Permitted Transfer or a Transfer pursuant to Section 2.05) and subject to receipt o the requisite approvals required under Section 2.03, a Transferring Member (a “Selling Member”) shall deliver written notice (a “Sale Notice”) to the Voting Members and the Company. The Sale Notice shall disclose in reasonable detail the following information: the identity of the prospective transferee(s) (the “New Purchaser”); the membership interests to be Transferred (the “Offered Membership Interests”) by the Selling Member; and the terms and conditions of the proposed Transfer. The Sale Notice shall constitute an irrevocable offer by the Selling Member (i) first, to the Company to purchase all or any portion of the membership interests on the terms set forth in the Sale Notice and (ii) second, to the Voting Members (together, the “Non-Selling Voting Members”) to purchase all or any portion of the membership interests that the Company has elected not to purchase. The Company shall be entitled to accept such offer (on behalf of itself or its designee) by giving notice of acceptance to the Selling Member within fifteen (15) days of the receipt of such notice. If the Company notifies the Selling Member prior to the expiration of such fifteen (15) day period of its (or its designee’s) desire to purchase all or any portion of the membership interests, the Company shall be deemed to have accepted the offer with respect to the Offered Membership Interests that it has elected to purchase. If the Company has not elected to purchase all of the Offered Membership Interests specified in the Sale Notice by the expiration of such fifteen (15) day period, the Selling Member shall notify the Non-Selling Voting Members, in writing (the “Non-Selling Voting Members Notice”), of the Offered Membership Interests that remain available for purchase (the “Available Membership Interests”) on the terms set forth in the Sale Notice. Each Non-Selling Voting Member shall be entitled to accept the offer to purchase all or any portion of the Available Membership Interests multiplied by such Non-Selling Voting Member’s percentage interest of the outstanding membership interests of the Company (excluding the membership interests held by the Selling Member and the Non-Voting Member) by giving notice of acceptance to the Selling Member within fifteen (15) days of his receipt of the Non-Selling Voting Members Notice. During such fifteen (15) day period, each Non-Selling Voting Member may, by giving notice to the Selling Member, elect to purchase, in addition to the number of Available Membership Interests specified in the preceding sentence, all or a portion of such Non-Selling Voting Member’s percentage interest of the Available Membership Interests not subscribed for by the other Non-Selling Voting Members. This process shall continue until all of the unpurchased Available Membership Interests have been subscribed for by the Non-Selling Voting Members or no Non-Selling Voting Member elects to purchase any additional Available Membership Interests. If the Non-Selling Voting Members have not so elected to purchase all of the Available Membership Interests specified in the Non-Selling Voting Members Notice by the expiration of such fifteen (15) day period, the Selling Member may Transfer the Available Membership Interests not purchased by the Non-Selling Voting Members at a price and on terms no more favorable to the New Purchaser than those terms specified in the Sale Notice during the ninety (90) day period immediately following the expiration of such fifteen (15) day period (such ninety (90) day period, the “Sale Period”) so long as the New Purchaser agrees, in writing, to be bound by all of the provisions of this Agreement by executing a joinder to this Agreement acceptable to the Company. Any such Available Membership Interests not Transferred within the Sale Period shall be subject to the provisions of this Section 2.04 upon any subsequent Transfer by the Selling Member.

2.05 Option to Purchase Non-Voting Membership Interests.

(a) The Non-Voting Member hereby grants to each of the Voting Members an irrevocable option (the “Option”) to purchase the Non-Voting Membership Interests held by the Non-Voting Member on the terms and conditions set forth in this Section 2.05. The Non-Voting Member represents, warrants and covenants that the grant of the Option is a material inducement for the Voting Members to enter into this Agreement and to consummate (and to cause certain of its affiliated entities to take the actions necessary to consummate and satisfy conditions to the closing of) the transactions contemplated by that certain Asset Purchase Agreement, dated as of the date hereof, by and among the Company, the Non- Voting Member, Ceautamed Worldwide, LLC, Wellness Watchers Global, LLC and Greens First Female, LLC.

(b) At any time on or after April 1, 2024, the Voting Members (or any one Voting Member on behalf of all Voting Members) may exercise the Option to purchase all of the Non-Voting Membership Interests held by the Non-Voting Member for the Option Price (as defined below) by giving written notice (which may include email)(the “Exercise Notice”) to the Non-Voting Member. The “Option Price” shall mean One United States Dollar ($1.00). Any exercise of the Option shall be done on a pro rata basis among the Voting Members based on their pro rata portion of the membership interests held by the Voting Members.

(c) The Exercise Notice delivered by the Voting Members (or any one Voting Member on behalf of all Voting Members) to the Non-Voting Member shall specify the closing date (the “Option Closing Date”) on which the Non-Voting Member shall be obligated to sell, transfer and assign to the Voting Members the Non-Voting Membership Interests in exchange for payment of the Option Price. On the Option Closing Date, the Non-Voting Member shall deliver to the Voting Members the Non-Voting Membership Interests free and clear of all liens, claims and encumbrances and shall execute and deliver to the Voting Members such instruments of conveyance and other documents as the Voting Members may request against delivery to the Non-Voting Member of the Option Price. The Non-Voting Member hereby irrevocably instructs each officer of the Company to reflect the transfer of the Non-Voting Membership Interests to the Voting Members as of the Option Closing Date. Effective as of the Option Closing Date, subject to payment of the Option Price, the Non-Voting Member shall no longer have any right, title or interest in or to the Non-Voting Membership Interests (or to the Company). For the avoidance of doubt, the Non-Voting Member shall not be entitled to any share of the profits of the Company for the period prior to the Option Closing Date.

(d) The Non-Voting Member covenants and agrees not to take any actions, or refrain from taking any actions, which would frustrate the ability of the Voting Members to exercise, or consummate, the Option.

(e) Upon consummation of the closing of the Option, the membership interests of the Company shall be held entirely by the Voting Members, with each Voting Member holding 33.33% of the outstanding membership interests of the Company.

ARTICLE III

MANAGEMENT OF THE COMPANY

3.01 Management.

(a) Management and control of the Company shall be vested exclusively in the Voting Members, and the business and affairs of the Company shall be managed under the direction of the Voting Members. All actions or approvals by the Members (whether under this Agreement, applicable law or otherwise) shall be taken in accordance with Section 3.01(b) below. The Voting Members shall retain always the authority to make management decisions notwithstanding any delegation of duties by the Voting Members to officers, employees or agents. The Voting Members may, but shall not be required to, designate one or more officers or other agents who shall have such duties and shall perform such functions as may be delegated to them by the Voting Members from time to time, and who shall serve at the sole discretion of the Members. Any officers or other agents who are appointed by the Voting Members may be removed, at any time and from time to time, by the Voting Members, with or without cause. The Voting Members have the power to take such action as the Voting Members may deem to be necessary, appropriate, or convenient in connection with the management and conduct of the business and affairs of the Company. The Non-Voting Member shall have no authority to take any action on behalf of the Company and shall have no voting rights.

(b) Except as otherwise expressly required under the Act, whenever any action, including any approval, consent, determination, resolution or decision, is to be taken or given by the Voting Members or by the Company under this Agreement or under the Act, it shall be authorized by Voting Members holding at least a majority of the outstanding percentage membership interests of the Company held by the Voting Members (excluding, for the avoidance of doubt, the percentage membership interests of the Company held by the Non-Voting Member), which authorization may be evidenced by a vote taken at a meeting of Voting Members or by a written consent of the Voting Members in the manner set forth in Section 3.01(c).

(c) Any action permitted or required by the Act or this Agreement to be taken by the Voting Members may be taken without a meeting if a consent in writing, setting forth the action taken, is signed by Voting Members holding at least a majority of the outstanding percentage membership interests of the Company held by the Voting Members (excluding, for the avoidance of doubt, the percentage membership interests of the Company held by the Non-Voting Member).

3.02 Admission of New Members. The Members may from time to time (i) admit additional Members to the Company or (ii) cause the Company to issue additional membership interests in the Company (whether to a new or an additional Member), in each case, on such terms and conditions as the Voting Members shall determine. Any such additional Members shall join in and agree to be bound by the terms of this Agreement.

3.03 Liability of Parties. No Voting Member shall be liable to the Company or to any other Member for (i) the performance of, or the omission to perform, any act or duty on behalf of the Company if, in good faith, the Member determined that such conduct was in the best interests of the Company and such conduct did not constitute fraud, gross negligence or reckless or intentional misconduct, (ii) the termination of the Company and this Agreement pursuant to the terms hereof, and (iii) the performance of, or the omission to perform, any act on behalf of the Company in good faith reliance on advice of legal counsel, accountants or other professional advisors to the Company.

3.04 Indemnification of the Members. The Company, its receiver or its trustee shall indemnify, defend and hold the Voting Members (and their heirs or personal representatives) harmless from and against any expense, loss, damage or liability incurred or connected with, or any claim, suit, demand, loss, judgment, liability, cost or expense (including the reasonable fees of attorneys and experts, and court costs) arising from or related to, the Company or any act or omission of any of the Voting Members on behalf of the Company, and amounts paid in settlement of any of the foregoing, provided that the same were not the result of fraud, gross negligence, or reckless or intentional misconduct on the part of the Voting Member against whom a claim is asserted. The Company shall advance to any Voting Member (and his heirs or personal representatives) the costs of defending any claim, suit or action against any such third party so long as the Voting Member (or his heirs or personal representatives) undertakes to repay the funds advanced, with interest, if it is ultimately determined that the Voting Member is not entitled to indemnification under this Section 3.04.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

4.01 Allocations. All profits and losses of the Company shall be allocated among the Members in accordance with their respective percentage membership interests in the Company.

4.02 Distributions. Distributions of cash or property shall be made from the Company to the Members at such times as the Voting Members may determine. All distributions to the Members shall be made in proportion to the Members’ percentage membership interests at the time such distribution is made.

ARTICLE V

DISSOLUTION AND LIQUIDATION

5.01 Dissolution. The Company shall be automatically dissolved and its affairs shall be wound up upon the earlier of (i) the written consent of Voting Members holding at least a majority of the outstanding percentage membership interests of the Company held by the Voting Members (excluding, for the avoidance of doubt, the percentage membership interests of the Company held by the Non-Voting Member) or (ii) the entry of a decree of judicial dissolution under the Act.

5.02 Liquidation.

(a) Upon a dissolution of the Company requiring the winding-up of its affairs, the Voting Members shall wind up its affairs. The assets of the Company shall be sold within a reasonable period of time to the extent necessary to pay or provide for the payment of all debts and liabilities of the Company, and may be sold to the extent deemed practicable and prudent by the Voting Members.

(b) The net assets of the Company remaining after satisfaction of all such debts and liabilities shall be distributed to the Members in accordance with their respective percentage membership interests in the Company as of the date of such distribution.

ARTICLE VI

GENERAL PROVISIONS

6.01 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE, CONSTRUCTION OR INTERPRETATION OF THIS AGREEMENT TO THE LAWS OF ANOTHER STATE.

6.02 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Members and each of their respective heirs, executors, administrators, personal representatives and successors.

6.03 Entire Agreement. This Agreement (including the exhibits hereto) supersedes any and all other understandings and agreements (including any prior limited liability company agreement), either oral or in writing, between the Members with respect to their membership interests in the Company and constitutes the sole and only agreement between the Members with respect to their membership interests in the Company.

6.04 Amendment or Modification. This Agreement (including the exhibits hereto) may be amended or modified from time to time only by the written consent of Voting Members holding at least a majority of the outstanding percentage membership interests of the Company held by the Voting Members (excluding, for the avoidance of doubt, the percentage membership interests of the Company held by the Non-Voting Member).

6.05 Counterparts. This Agreement may be executed in original or by facsimile in several counterparts, and as so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or to the same counterpart.

6.06 Proxy. From the date hereof through the closing of the exercise of the Option, the Non- Voting Member hereby appoints each of the Voting Members as the Non-Selling Member’s proxy and attorney-in-fact to the extent necessary to carry out any and all of the terms and provisions of this Agreement including, without limitation, the obligations of the Non-Voting Member pursuant to Section 2.05 hereof. The proxy granted in this section is a proxy coupled with an interest and shall be irrevocable until the closing of the exercise of the Option.

[signature page follows]

IN WITNESS WHEREOF, the Members have executed and adopted this Limited Liability Company Agreement effective as of January 29, 2024.

MEMBERS:

/s/ Stuart Benson
Stuart Benson

/s/ Ryan Benson
Ryan Benson

/s/ Joseph X. Xiras
Joseph X. Xiras

SMART FOR LIFE, INC.

By:	/s/ Darren Minton
Name:	Darren Minton
Title:	Chief Executive Officer

EXHIBIT A

Member	% Membership Interest
Stuart Benson	17%
Ryan Benson	17%
Joseph X. Xiras	17%
Smart for Life, Inc.	49%*

*	Non-Voting Membership Interests.